UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRI BIO, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
GRI BIO, INC.
TO BE HELD ON SEPTEMBER 6, 2024
This supplement, dated August 23, 2024, amends and supplements the Proxy Statement of GRI Bio, Inc. (“we” or “GRI”), dated August 2, 2024 (the “Proxy Statement”), relating to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), with the following information.
Adjournment of Annual Meeting
On August 23, 2024, we announced at the Annual Meeting that, after confirming that the proposal regarding adjournment set forth in the Proxy Statement was approved and that a quorum was present, we adjourned our Annual Meeting to allow for the solicitation of additional proxies to adopt the remaining proposals set forth in the Proxy Statement. The Annual Meeting has been adjourned to Friday, September 6, 2024, at 11:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/GRI2024.
Important Information
GRI has filed a definitive Proxy Statement with the Securities and Exchange Commission and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. GRI advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented, including as amended and supplemented by this supplement, because it contains important information.
Except as described in this supplement, none of the items or information presented in the Proxy Statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this supplement together with the Proxy Statement.
Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the proxy card or voting instruction card previously mailed to you. If you have already returned your proxy or voting instruction card or voted by telephone or via Internet, you do not need to take any action unless you wish to change your vote.